EXHIBIT 99.1

FIRST INDUSTRIAL REALTY TRUST
REPORTS THIRD QUARTER RESULTS

•	Restates Second Quarter 2004 Results to Reflect $1.1 Million of Additional Depreciation Expense (No Impact to FFO and $0.02 Reduction in EPS)

•	Increased Occupancy 90 Basis Points, Sixth Consecutive Quarterly Increase

•	Occupancy Increased in 75 Percent of the Company’s Regional Portfolios

•	$259 Million of Acquisitions and Build-to-Suits Now Under Agreement

•	Investments Totaled $146 Million, Sales Totaled $69 Million

CHICAGO, October 20, 2004 – First Industrial Realty Trust, Inc. (NYSE: FR), the nation’s largest provider of diversified industrial real estate, today announced results for the quarter ended September 30, 2004. Diluted earnings per share, including income from discontinued operations and before extraordinary items (EPS), was $0.82 compared to $0.66 per share for the same quarter in 2003, an increase of 24.2 percent. Earnings in the quarter were $33.5 million compared to $25.7 million for the same quarter in 2003, an increase of 30.8 percent. For the nine months ended September 30, 2004, EPS decreased 2.8 percent to $1.75 from $1.80.

As a result of its own internal control procedures, the Company determined that approximately $1.1 million of additional depreciation expense ($1.0 million net of minority interest) relating to certain properties should have been recorded in the second quarter of 2004. The Company has recognized this additional depreciation expense in its results of operations for the nine months ended September 30, 2004. If the Company had recorded this additional depreciation expense in the second quarter of 2004, net income available to common stockholders for the three months ended June 30, 2004 would have been $14.1 million, compared to $15.1 million as reported. On a per share basis, basic and diluted net income available to common stockholders for the three months ended June 30, 2004 would have been $0.35 and $0.35, respectively, compared to $0.37 and $0.37, respectively, as reported. Net income available to common stockholders for the six months ended June 30, 2004 would have been $37.1 million, compared to $38.1 million, as reported. On a per share

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basis, basic and diluted net income available to common stockholders for the six months ended June 30, 2004 would have been $0.93 and $0.92, respectively, compared to $0.95 and $0.94, respectively, as reported. The timing of reporting this additional depreciation expense does not impact the Company’s reported funds from operations (FFO), as FFO adds back real estate related depreciation to net income available to common stockholders. The Company will restate the financial statements in its second quarter Form 10-Q to reflect the effects of this additional depreciation expense.

Earnings results for the nine months ended September 30, 2004, have been adjusted to comply with the Securities and Exchange Commission’s July 31, 2003 clarification on Emerging Issues Task Force Abstract, Topic No. D-42, (EITF D-42), “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” Accordingly, during the nine months ended September 30, 2004, the Company incurred a non-cash earnings charge and FFO charge of approximately $8.0 million, or $0.17 per diluted share/unit, resulting from the write off of the initial offering costs associated with the issuance of its Series D Preferred Shares, Series E Preferred Shares and Series H Preferred Shares.

“The industrial real estate environment continues to benefit from growth in business spending and growth in inventories, as demonstrated by increases in space absorption and decreases in vacancy,” said Mike Brennan, president and chief executive officer. “The operating environment is improving in many respects and the outlook for our business continues to strengthen.”

A summary of the Company’s portfolio and investment performance, solid financial position and capital markets highlights is listed below:

Portfolio Performance

•	Leased 6.7 million square feet during the quarter and 17.3 million square feet year-to-date.

•	Increased occupancy to 89.5% at quarter end, a 90 basis-point improvement over second quarter.

•	Retained 69.2% of tenants during the quarter, an improvement over second quarter.

•	Same property net operating income (NOI) improved to -0.6% for the quarter.

“We have reached a point in the cycle where demand for industrial space is getting stronger,” said David Draft, executive vice president of operations. “We increased our occupancy 180 basis points since the third quarter of 2003 and the demand has been broad-based.”

Investment Performance

•	For the quarter, acquisitions and developments placed in service totaled $146.4 million. This was comprised of $116.9 million of property acquisitions, encompassing 2.8 million square feet, at a stabilized weighted average 9.6% capitalization (cap) rate; and $29.5 million of new developments, encompassing 503,156 square feet, with an expected weighted average first-year stabilized yield of approximately 9.9%.

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•	Year-to-date, acquisitions and developments placed in service totaled $339.7 million. This was comprised of $247.1 million of property acquisitions, encompassing 6.8 million square feet, at a stabilized weighted average 9.8% cap rate; and $92.5 million of new developments, encompassing 1.7 million square feet, with an expected weighted average first-year stabilized yield of approximately 8.8%.

•	$35.6 million in property acquisitions closed so far in the fourth quarter, and $160.4 million under contract or letter of intent.

•	Development under construction at the end of the quarter stood at $121.2 million, and additional build-to-suits awarded totaled $98.7 million.

•	For the quarter, sold $69.1 million of property, including land, at a weighted average 8.3% cap rate and a weighted average 16.5% unleveraged internal rate of return (IRR). Year-to-date, sold $292.1 million of property, including land, at a weighted average 8.3% cap rate and a weighted average 21.6% unleveraged IRR.

•	For the quarter, net economic gains were $41.7 million, comprised of $38.7 million from merchant sales, $0.1 million from land sales and $2.9 million from existing property sales. Year-to-date, net economic gains were $77.9 million, comprised of $54.3 million from merchant sales, $2.0 million from land sales and $21.6 million from existing property sales.

•	The Company and its partner, the Kuwait Finance House (KFH), closed the sale of the properties owned by their first joint venture, generating $32.7 million in economic gain for the Company.

“Our broad infrastructure and our penetration into the corporate real estate market continue to drive our expanding investment pipeline,” said Johannson Yap, chief investment officer. “We expect this trend to continue as the environment strengthens and our co-investment opportunities grow.”

Solid Financial Position

•	Fixed-charge coverage improved to 3.1 times and interest coverage improved to 3.4 times.

•	Unencumbered assets represented 96.4% of total assets at quarter end.

•	The weighted average maturity of permanent debt at the end of the quarter was 9.6 years, one of the longest in the REIT industry.

•	100% of the Company’s permanent debt is fixed rate.

Capital Markets Highlights

•	Retired $125 million of preferred stock, comprised of all of the Company’s outstanding Series H Cumulative Preferred Stock.

•	Raised $49 million of new capital through the sale of common stock.

“We have further strengthened our financial position this year, lowering our cost of capital and maintaining our financial flexibility through the refinancing of several preferred and debt issues,” said Mike Havala, chief financial officer. “We are excited about the new opportunities we expect to see as a result of the new joint ventures that we are working on.”

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Supplemental Reporting Measure
FFO per share/unit increased 35.6 percent to $1.22 on a diluted basis, compared to $0.90 per share/unit on a diluted basis for the same quarter in 2003. FFO increased 41.2 percent to $57.5 million, compared to $40.7 million for the third quarter in 2003. For the nine months ended September 30, 2004, FFO per share/unit increased 6.3 percent to $2.70 on a diluted basis, compared to $2.54 per share/unit on a diluted basis for the nine months ended September 30, 2003. For the nine months ended September 30, 2004, FFO increased 10.0 percent to $126.9 million, compared to $115.4 million for the nine months ended September 30, 2003. First Industrial defines FFO as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold.

Outlook for 2004 and 2005
“The broad economic factors that affect our business have been clearly positive and appear to be poised for further improvement,” Brennan continued. “Business spending increases, higher plant capacity utilization, and a continuing positive ISM manufacturing index should support and accelerate the demand for industrial space.

“We are narrowing our full-year 2004 EPS range to between $2.05 and $2.15. This estimate assumes flat to slightly negative same property NOI growth in the fourth quarter. Sales volume in 2004 is assumed to be approximately $400 million to $500 million with an 8.0% to 9.0% average cap rate, with book gains from property sales/fees of between $123 million and $128 million. Investment volume assumptions for 2004, which include both new developments and acquisitions, are approximately $475 million to $575 million with an 8.5% to 9.5% average cap rate. We estimate full-year 2004 FFO per share/unit in the range of $3.35 to $3.45, with fourth quarter 2004 FFO per share/unit in the range of $0.65 to $0.75. Our assumption for net economic gains for 2004 is between $88 million and $93 million.”

	Low End of	High End of
	Guidance for	Guidance for	Low End of	High End of
	4Q 2004	4Q 2004	Guidance for 2004	Guidance for 2004
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)
Net Income Available to Common Stockholders	$0.30	$0.40	$2.05	$2.15
Add: Real Estate Depreciation/Amortization	0.52	0.52	2.04	2.04
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.17)	(0.17)	(0.74)	(0.74)

FFO	$0.65	$0.75	$3.35	$3.45

Brennan added, “We are initiating our guidance for full-year 2005 with an estimated EPS range of between $1.75 and $1.95. This estimate assumes slightly positive same property NOI growth in 2005. Sales volume in 2005 is assumed to be approximately $500 million to $600 million with a 8.0% to 9.0% average cap rate, with book gains from property sales/fees of between $105 million and $115 million. Investment volume assumptions for 2005, which include both new developments and acquisitions, are approximately $550 million to $650 million with a 8.5% to 9.5% average cap rate. We estimate full-year 2005 FFO per share/unit in the range of $3.40 and $3.60, with first quarter 2005 FFO per share/unit in the range of $0.65 to $0.75. Our assumption for net economic gains for 2005 is between $80 million and $90 million.”

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	Low End of	High End of
	Guidance for	Guidance for	Low End of	High End of
	1Q 2005	1Q 2005	Guidance for 2005	Guidance for 2005
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)
Net Income Available to Common Stockholders	$0.20	$0.30	$1.75	$1.95
Add: Real Estate Depreciation/Amortization	0.52	0.52	2.15	2.15
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.07)	(0.07)	(0.50)	(0.50)

FFO	$0.65	$0.75	$3.40	$3.60

Brennan continued, “A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2004 or 2005. However, I believe that First Industrial has the proper strategic and tactical design to deliver such results. We believe our I-N-D-L infrastructure – with its offensive and defensive characteristics – will continue to support our efforts and prove its value.”

Company Information

First Industrial Realty Trust, Inc., the nation’s largest provider of diversified industrial real estate, serves every aspect of Corporate America’s industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering Local, full-service management and expertise. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.

Forward-Looking Information

This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

A schedule of selected financial information is attached.

First Industrial Realty Trust, Inc. will host a quarterly conference call at 10 a.m. CT, 11 a.m. ET, on Thursday, October 21, 2004. The call-in number is (800) 865-4460 and the passcode is “First Industrial.” The conference call will also be available live on First Industrial’s web site, www.firstindustrial.com, under the “Investor Relations” tab. Replay will also be available on the web site.

The Company’s third quarter supplemental information can be viewed on First Industrial’s web site, www.firstindustrial.com, under the “Investor Relations” tab. For a hard copy of the Company’s quarterly supplemental information report or other investor materials, please contact:

Karen Henderson
First Industrial Realty Trust, Inc.
311 South Wacker Drive, Suite 4000
Chicago, IL 60606
Phone: (312) 344-4335 - Facsimile: (312) 922-9851

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FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Statement of Operations and Other Data:
Total Revenues	$81,584	$78,014	$242,035	$236,840
Property Expenses	(27,507)	(25,363)	(82,032)	(76,952)
General & Administrative Expense	(11,190)	(6,525)	(28,078)	(20,512)
Amortization of Deferred Financing Costs	(511)	(444)	(1,421)	(1,319)
Depreciation of Corporate F,F&E	(325)	(328)	(965)	(955)
Depreciation and Amortization of Real Estate	(24,369)	(18,818)	(69,675)	(52,228)

Total Expenses	(63,902)	(51,478)	(182,171)	(151,966)
Interest Income	1,274	521	2,852	1,776
Interest Expense	(25,800)	(23,925)	(73,484)	(71,717)
Gain on Settlement of Interest Rate Protection Agreement (a)	—	—	1,450	—
Loss from Early Retirement of Debt	—	—	—	(1,466)

Income (Loss) from Continuing Operations Before Equity in Net Income of Joint Ventures, Net and Income Allocated to Minority Interest	(6,844)	3,132	(9,318)	13,467
Equity in Net Income of Joint Ventures, Net (b)	35,913	262	36,459	705
Minority Interest Allocable to Continuing Operations	(3,646)	246	(1,021)	136

Income from Continuing Operations	25,423	3,640	26,120	14,308
Income from Discontinued Operations (Including Gain on Sale of Real Estate of $9,001 and $21,874 for the Three Months Ended September 30, 2004 and 2003, respectively, and $60,638 and $56,705 for the Nine Months Ended September 30, 2004 and 2003, respectively (c))	9,903	27,097	65,583	73,390
Minority Interest Allocable to Discontinued Operations (c)	(1,356)	(3,972)	(9,116)	(10,855)

Income Before Gain on Sale of Real Estate	33,970	26,765	82,587	76,843
Gain on Sale of Real Estate	2,913	4,604	9,496	9,240
Minority Interest Allocable to Gain on Sale of Real Estate	(399)	(675)	(1,320)	(1,366)

Net Income	36,484	30,694	90,763	84,717
Preferred Dividends	(2,344)	(5,044)	(12,178)	(15,132)
Redemption of Preferred Stock (d)	(600)	—	(7,959)	—

Net Income Available to Common Stockholders	$33,540	$25,650	$70,626	$69,585

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FFO (e) AND FAD (e)
Net Income Available to Common Stockholders	$33,540	$25,650	$70,626	$69,585
Add: Depreciation and Amortization of Real Estate	24,369	18,818	69,675	52,228
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	130	2,034	2,230	7,299
Add: Income Allocated to Minority Interest	5,401	4,401	11,457	12,085
Add: Depreciation and Amortization of Real Estate- Joint Ventures (b)	2,677	337	3,586	1,022
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(2,881)	(10,485)	(24,902)	(26,569)
Less: Accumulated Depreciation/Amortization on Real Estate Sold- Joint Ventures (b)	(5,740)	(31)	(5,745)	(253)

Funds From Operations (“FFO”) (e)	$57,496	$40,724	$126,927	$115,397
Add: Loss From Early Retirement of Debt	—	—	—	1,466
Add: Restricted Stock Amortization	1,727	1,632	5,053	4,269
Add: Amortization of Deferred Financing Costs	511	444	1,421	1,319
Add: Depreciation of Corporate F,F&E	325	328	965	955
Add: Redemption of Preferred Stock (d)	600	—	7,959	—
Less: Non-Incremental Capital Expenditures	(9,756)	(9,407)	(27,943)	(29,565)
Less: Straight-Line Rent	(1,660)	(528)	(4,472)	(1,214)

Funds Available for Distribution (“FAD”) (e)	$49,243	$33,193	$109,910	$92,627

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2004	2003	2004	2003
RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO EBITDA (e) AND NOI (e)
Net Income Available to Common Stockholders		$33,540	$25,650	$70,626	$69,585
Add: Interest Expense		25,800	23,925	73,484	71,717
Add: Depreciation and Amortization of Real Estate		24,369	18,818	69,675	52,228
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations		130	2,034	2,230	7,299
Add: Preferred Dividends		2,344	5,044	12,178	15,132
Add: Redemption of Preferred Stock (d)		600	—	7,959	—
Add: Income Allocated to Minority Interest		5,401	4,401	11,457	12,085
Add: Loss From Early Retirement of Debt		—	—	—	1,466
Add: Amortization of Deferred Financing Costs		511	444	1,421	1,319
Add: Depreciation of Corporate F,F&E		325	328	965	955
Add: Depreciation and Amortization of Real Estate- Joint Ventures (b)		2,677	337	3,586	1,022
Less: Accumulated Depreciation/Amortization on Real Estate Sold- Joint Ventures (b)		(5,740)	(31)	(5,745)	(253)
Less: Accumulated Depreciation/Amortization on Real Estate Sold		(2,881)	(10,485)	(24,902)	(26,569)

EBITDA (a)		$87,076	$70,465	$222,934	$205,986
Add: General and Administrative Expense		11,190	6,525	28,078	20,512
Less: Net Economic Gains / (Losses) (f)		(41,731)	(15,993)	(77,930)	(39,376)
Less: Equity in FFO of Joint Ventures (b)		(152)	(568)	(1,602)	(1,474)

Net Operating Income (“NOI”) (e)		$56,383	$60,429	$171,480	$185,648

Weighted Avg. Number of Shares/Units Outstanding- Basic		46,996	45,333	46,712	45,257
Weighted Avg. Number of Shares/Units Outstanding- Diluted		47,310	45,471	47,050	45,355
Weighted Avg. Number of Shares Outstanding- Basic		40,450	38,563	40,107	38,466
Weighted Avg. Number of Shares Outstanding- Diluted		40,764	38,701	40,445	38,563
Per Share/Unit Data:
FFO :
	- Basic	$1.22	$0.90	$2.72	$2.55
	- Diluted	$1.22	$0.90	$2.70	$2.54
Income from Continuing Operations Less Preferred Stock Dividends and Redemption of Preferred Stock Per Weighted Average Common Share Outstanding:
	- Basic	$0.62	$0.07	$0.35	$0.18
	- Diluted	$0.61	$0.07	$0.35	$0.18
Net Income Available to Common Stockholders Per Weighted Average Common Share Outstanding:
	- Basic	$0.83	$0.67	$1.76	$1.81
	- Diluted	$0.82	$0.66	$1.75	$1.80
Dividends/Distributions		$0.6850	$0.6850	$2.0550	$2.0550
FFO Payout Ratio		56.0%	76.3%	75.6%	80.6%
FAD Payout Ratio		65.4%	93.6%	87.3%	100.4%
Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation		$2,831,648	$2,726,351
Real Estate Held For Sale, Net		14,620	7,157
Total Assets		2,696,350	2,641,215
Debt		1,584,588	1,446,854
Total Liabilities		1,728,803	1,592,551
Stockholders’ Equity and Minority Interest		$967,547	$1,048,664
Property Data (end of period):
Total Properties		824	847
Total Gross Leasable Area (in sq ft)		60,935,403	58,780,535
Occupancy		89.5%	87.7%

a)	In March 2004, the Company entered into an interest rate protection agreement which fixed the interest rate on a forecasted offering of unsecured debt which it designated as a cash flow hedge. This interest rate protection agreement had a notional value of $73,500, was effective from August 15, 2004 through August 15, 2009, and fixed the LIBOR swap rate at 3.326%. In May 2004, the Company reduced the projected amount of the future debt offering and settled $24,500 of this interest rate protection agreement for proceeds in the amount of $1,450.

b)	Represents the Company’s share of net income, depreciation and amortization of real estate and accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests.

c)	In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 requires that the operations and gain (loss) on sale of qualifying properties sold and properties that were classified as held for sale be presented in discontinued operations. FAS 144 also requires that prior periods be restated.

d)	In accordance with the Securities and Exchange Commission’s July 31, 2003 clarification on Emerging Issues Task Force Abstract, Topic No. D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the Company recognized a charge during the nine months ended September 30, 2004 from the redemption of its Series D, E and H Preferred Stock in the amount of $7,959, which represents the write-off of initial offering costs associated with the original issuances.

e)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

The Company calculates FFO to be equal to net income available to common stockholders, plus depreciation and amortization on real estate, minus accumulated depreciation and amortization on real estate sold.

NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.

EBITDA is defined as NOI, plus the equity in FFO of the Company’s joint ventures, which are accounted for under the equity method of accounting, plus Net Economic Gains (Losses), minus general and administrative expenses. Net Economic Gains/Losses are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation and amortization on real estate sold. EBITDA includes EBITDA from discontinued operations.

FAD is defined as EBITDA, minus GAAP interest expense, minus preferred stock dividends, minus preferred stock redemption costs, minus straight-line rental income, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.

FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD, as calculated by the Company, may not be comparable to similarly titled, but variously calculated, measures of other REITs or to the definition of FFO published by NAREIT.

f)	Included in net economic gains and losses for the three months and nine months ended September 30, 2004 is economic gain in the amount of $32,698 from the sale of one of the Company’s joint ventures.